                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Alamosa Holdings, Inc. of our report dated February 19, 2001, except for Note 19 as to which the date is March 9, 2001 relating to the financial statements of Alamosa Holdings, Inc., which appears in such Registration Statement. We also consent to the use of our report dated February 19, 2001 relating to the financial statement schedule, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas
July 30, 2001